                AGREEMENT TO DESIGN AND CONSTRUCT NEW FACILITIES

     This AGREEMENT, made this 15th day of March 1995, between COLUMBIA GAS TRANSMISSION CORPORATION ("Columbia"), and MARKWEST HYDROCARBON PARTNERS, LTD. ("Processor").

     WHEREAS, Columbia and Processor will enter into a series of Agreements whereby Processor will: (1) design and construct processing facilities which will allow Processor to remove certain hydrocarbons from natural gas being shipped on Columbia's pipeline system: (2) demolish certain facilities now in existence on Columbia's real property; and, (3) ultimately purchase a portion of Columbia's real property.

     NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein and in the Purchase and Demolition Agreement - Construction Premises, Purchase and Demolition Agreement - Remaining Premises and Processing Agreement of even date herewith to be executed simultaneously herewith, the receipt and sufficiency of which is hereby acknowledged. Columbia and Processor agree as set forth below:

                         ARTICLE I. EXTENT OF CONTRACT

     Processor agrees to furnish the engineering, design, procurement, fabrication, erection, commissioning, start-up services, equipment, materials, machinery, labor and any other items or services required for the construction, installation, start-up and operation of a natural gas liquids extraction facility ("Plant") on such portion of Columbia's 9.8 acre tract of land situate adjacent
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to Columbia's Kenova Compressor Station, in Ceredo District, Wayne County, West
Virginia, as is necessary to afford Processor ample area to construct the Plant ("Construction Premises"). Processor agrees to furnish acceptable industry practices, business administration and superintendence, and to otherwise complete the Plant in accordance with the terms of this Agreement and to meet the specifications in the Processing Agreement. Time is of the essence for the performance of this Agreement. The design, construction and start-up of the Plant must be completed, subject to the force majeure provisions contained herein in Article VIII, within 45 weeks following receipt of the later of all requisite FERC and any necessary Bankruptcy Court approvals and local, state or federal permits and completion of any environmental remediation agreed to by the parties, with 14 consecutive calendar day maximum downtime of the Kenova Extraction Plant allowable for the Commissioning Process of the Plant as set forth herein.

                   ARTICLE II. RESPONSIBILITIES OF PROCESSOR

     2.1 (a) Processor shall be responsible for furnishing the design of the Plant.

          (b) Processor shall be responsible for providing all utility services, except natural gas, necessary for the operation of the Plant, including but not limited to electrical service and any necessary water supply.

          (c) Both the Plant inlet gas and residue gas piping shall contain an electrical insulation flange at the points Columbia delivers to and receives gas from Processor, capable of withstanding the design pressure of the Plant.

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The Plant shall have a corrosion protection system electrically isolated from
Columbia's Kenova Compressor Station and any other facilities owned by Columbia. including without limitation, the remaining dehydration facilities of the Kenova Plant.

          (d) The Plant shall meet all applicable federal, state, local and industry rules regulations, codes, standards, laws and ordinances. The Plant shall meet legally required emissions limits for noise and pollutants (air, water and any other), and shall meet all applicable federal, state and local environmental regulations governing the use and disposal of hazardous wastes, hazardous substances, pollutants and contaminants as they may be defined by the various federal, state and local environmental laws and regulations.

     2.2 Prior to the construction of the Plant, Processor shall dismantle, demolish, remove and dispose of such portion of the existing Kenova Plant located on the Construction Premises which is necessary to provide ample area to construct the Plant and which is not necessary for the continued operation of the existing Kenova Plant. Prior to Processor beginning dismantlement, demolition, removal and disposal of the Operations Building which houses the Laboratory, Workshop, Warehouse, Boiler and Air Compressor Room, Locker/Wash Room Facility and Assembly Room, Processor shall be responsible for providing temporary facilities which will perform the function of the Operations Building to the extent required for the safe operation of the Kenova Plant.

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     2.3  In conducting its activities hereunder, Processor shall (i) comply with any and all applicable local, state and/or federal laws, regulations, orders and agreements, including, but not limited to, those laws, regulations, orders and agreements directed at protecting the environment, (ii) obtain, from the governmental authorities having jurisdiction over the premises, such permits and approvals as may be required to lawfully conduct Processor's activities, including, without limitation, all permits and approvals required under local, state and/or federal environmental laws and regulations, and (iii) timely provide the governmental authorities having jurisdiction over the premises with all notifications required under applicable local, state and/or federal laws, regulations, orders and agreements.

     2.4 (a) Processor shall provide, or cause to be provided, all construction supervision, inspection, labor, utilities, materials, tools, construction equipment and other services and items necessary for the completion of the Plant, together with the procurement and/or fabrication of all equipment, components and initial Plant charge materials required for the proper construction, installation and start-up of the Plant.

          (b) Processor shall make all necessary tie-ins to the Kenova Plant during the time which the Kenova Plant is undergoing its annual maintenance or such time as is mutually agreed to between the parties hereto; provided, however, should the occurrence of the annual maintenance or other mutually agreeable times

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be at a time which will delay completion required under Article I, then the completion date will be correspondingly extended.

          (c) Processor agrees to promptly apply for, diligently prosecute and obtain all requisite permits and approvals from and make all required notifications to governmental authorities having jurisdiction over the premises as may be necessary to design, construct, install, start-up and operate the Plant, including, without limitation, all necessary air permits, water permits and all other permits required under applicable local, state and federal laws and regulations.

          (d) Processor will give all notices and comply with all applicable federal, state and local rules, regulations, codes, laws and ordinances, legally enacted at the date of execution of this Agreement, or thereafter during the course of the construction, installation, start-up and operation of the Plant.

     2.5 (a) Processor shall notify Columbia when the Plant is ready for the running of a performance test. Processor shall commence that test within seven
(7) consecutive calendar days following the notice and will give Columbia a further notice five (5) business days prior to the date the test will commence. The day the test commences shall be the day the Commissioning Process of the Plant begins

          (b) Processor shall have complete responsibility for conducting performance tests to verify the proper functioning of the Plant, including the ability of the Plant to accept raw feedstock and perform its specified functions.

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Columbia shall have a right to attend all tests. Records of the performance tests shall be submitted by Processor to Columbia regardless of whether Columbia attends or does not attend the test.

          (c) The Plant shall be deemed to have satisfactorily completed the performance tests when the Plant successfully comes on line from a "cold start", provides residue gas to the specifications agreed to in the Processing Agreement, adjusted as mutually agreeable for the available inlet gas conditions, for a continuous 48 hour period and completes an orderly, automatic shutdown. After the Plant successfully completes the performance test process, the Plant shall be deemed to have completed the Commissioning Process and be ready for Unrestricted Service. Processor and Columbia shall thereafter be required to comply with the terms of the Processing Agreement.

     2.6 Processor covenants and agrees that it will rely solely on (1) Columbia's obligations under Section 7 of the Purchase and Demolition Agreement
- -Construction Premises and (2) its own due-diligence investigation concerning the environmental condition and fitness of the property and its improvements for the construction and operation of a natural gas liquids extraction facility and not upon any representation, warranty or statement of or on behalf of Columbia by its officers, employees, agents, advisors or representatives.

ARTICLE III. RESPONSIBILITIES OF COLUMBIA

     3.1 From and after the date of this Agreement until such time as Columbia transfers legal title to the Construction Premises to Processor, Columbia has and

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shall continue to afford to Processor and its representatives, during its normal business hours, reasonable access to the facilities and any non-privileged business records, files, maps, existing surveys, if any, describing physical characteristics, subsurface characteristics, environmental assessments zoning requirements and utility locations, the legal description of the Kenova Plant site, equipment data sheets and all other non-privileged records of Columbia connected with the Kenova Plant. Processor shall have the right to enter upon the Kenova Plant Premises for purposes of examining and inspecting the Kenova Plant and Plant site. Any documents provided to Processor hereunder shall be confidential and Processor shall use its best efforts, to the extent permitted by law, to preserve the confidentiality of such documents in any dispute with third parties. Notwithstanding that any information shall be provided in good faith, Columbia expressly disclaims any warranty as to the accuracy or reliability of the information provided. Processor acknowledges and agrees that Columbia in no way controls Processor's interpretation of any information provided.

     3.2 Columbia shall allow Processor to utilize the electrical substation located on Columbia's property, adjacent to Columbia's Kenova Compressor Station, to purchase electric power from American Electric Power Company.

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ARTICLE IV. CONTRACTORS AND SUBCONTRACTORS

     4.1 All activities and operations performed under the terms and provisions of this Agreement that Processor does not perform with its own employees and resources shall be performed by its Contractors or by their Subcontractors.

     4.2 A Subcontractor is defined herein as a person or entity who has a direct contract with Processor's Contractor to engage in the activities and operations necessary to perform the obligations contained in this Agreement.

     4.3 No direct contractual relationship shall exist between Columbia and Processor's Contractors or Subcontractors for the activities and operations performed under this Agreement at the Plant. Processor shall be responsible for the management of Contractors and Subcontractors in the performance of all activities and operations necessary to perform the obligations contained in this Agreement.

     4.4 Processor accepts no obligations or responsibilities during any phase of this Agreement to comply with or be bound by any collective bargaining agreement to which Columbia is a party.

ARTICLE V. INSURANCE

     5.1 During the time of construction, installation and start-up, Processor shall obtain and maintain Builder's Risk Insurance; and further agrees that any of Processor's Contractors shall indemnify Columbia in accordance with the indemnity set forth in Article VI.

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     5.2  Processor, at all times during the term of this Agreement, shall provide, at its own cost and expense, insurance of the kinds and in the amounts necessary, to cover all loss or liability for damages on account of bodily injury, including death resulting therefrom, and damage to or destruction of property caused by or arising out of any and all operations carried on or any and all work performed under this Agreement. At a minimum, Processor shall provide insurance of the kinds and in the amounts specified in the following schedule.

     (a) Workers' Compensation:  Coverage shall include the following:
         ----------------------

          (i) Workers' Compensation - Statutory coverage applicable in each State where work is to be performed, including coverage for occupational disease, if and as required.

          (ii) Employer's Liability - minimum limit of $1,000,000 per occurrence. If coverage is obtained from a state fund (Ohio or West Virginia), Employer's Liability coverage may not be available. In such cases, Processor will purchase "Stop Gap" coverage, with minimum limits of $1,000,000 per occurrence, from a commercial insurer.

          (iii) All States Endorsement (or equivalent). If coverage is obtained from a state fund (Ohio or West Virginia) an All States endorsement may not be available. In such cases, Processor will obtain Workers' Compensation insurance in every state in which operations may be conducted or work may be performed under the terms of this Agreement.

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          (iv)    U.S. Longshore and Harbor Workers' Compensation Act coverage,
                  U.S. Defense Bases Act Coverage, Outer Continental Shelf Land Act coverage, when applicable: statutory limits.

          (v)     Jones Act coverage when applicable. Minimum limits required:
                  $1,000,000 per accident.

     (b) Commercial General Liability Or Comprehensive General Liability
         ---------------------------------------------------------------
Insurance: Policy to include Blanket Contractual and Broad Form Liability
- ----------
endorsements, or their equivalents, Completed Operations Coverage and, when applicable, Products Coverage. The Contractual Liability section must specifically cover Processor's obligations under the indemnity provisions of this agreement.


          Minimum limits required:

                  BODILY INJURY/PROPERTY DAMAGE:  $1,000,000 per occurrence

                  Combined Single Limit.

                  PRODUCTS/COMPLETED OPERATIONS: $1,000,000 per occurrence.

                  Combined Single Limit.

                  PERSONAL INJURY: $1,000,000 per occurrence.

     When coverage obtained in accordance with this paragraph is written on a "Claims Made" or "Claims First Made:" form, Completed Operations coverage must

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be specifically endorsed to provide that it will respond to claims made for at least 24 months after completion of the work.

     The Fellow Employee and Explosion, Collapse and Under-ground Exclusions must be deleted.

     (c) Automobile Liability: Coverage shall include all owned, non-owned,
         ---------------------
leased or hired vehicles.

          Minimum Limits required:

               BODILY INJURY/PROPERTY DAMAGE - $1,000,000 per occurrence, Combined Single Limit. Processor warrants that it is in full compliance with any "No Fault" provision of any state in which it operates motor vehicles.

     (d) Umbrella Liability Insurance: Coverage shall be excess of, and at least
         -----------------------------
     as broad as, the primary coverages listed in paragraphs a, b and c of this Section.

          Minimum Limits required:

               BODILY INJURY/PROPERTY DAMAGE - $10,000,000 per occurrence, Combined Single Limit.

     (e) Aircraft Liability: If any operations require the use of helicopters or
         -------------------
fixed wing aircraft, Processor will, in addition to all other insurance coverage required in this Section, maintain and shall require any Subcontractor utilizing rotary or fixed wing aircraft to maintain aircraft liability insurance

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with minimum limits of $10,000,000 per occurrence for bodily injury and property damage.

     (f) Marine Insurance: If any operations are to be conducted on or in
         -----------------
navigable waters or on any pier, wharf, or other structure adjoining such waters, Processor shall, in addition to all other insurance required in this Section, maintain and shall require any Subcontractor engaged in such operations to maintain, the following additional coverage, as appropriate:

          (i) HULL/PROTECTION & INDEMNITY - coverage to be provided for each vessel used in any operations conducted under the terms of this agreement. Minimum limits required:

               HULL - Current value of the vessel.

               PROTECTION & INDEMNITY - $1,000,000 per vessel per occurrence for bodily injury and property damage.

          (ii) MARINE EMPLOYERS LIABILITY - minimum limits required:
               $1,000,000 per accident.

     (g) Environmental Impairment Liability (or Equivalent): Policy to
         ---------------------------------------------------
     include coverage for all loss and liability resulting from Processor's activities.

               Minimum Limits required:
               BODILY INJURY/PROPERTY DAMAGE - $10,000,000 per occurrence. Combined Single Limit.

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  Builders Risk Insurance: Policy is to cover the obligations set is Agreement
  ------------------------
with a $10,000 deductible during construction and $50,000 during testing. All insurance policies required by this Article will be written by companies reasonably acceptable to Columbia, will be primary with any insurance maintained by Columbia, and will be endorsed to provide 0 days advance notification to Columbia of any cancellation, non-material change in coverage and cancellation for non-payment of 1 require 30 days advance notice to Columbia. Insurance policies paragraphs b, c, d, e, f, g and h will name Columbia as an additional 11 insurance policies required by this Article will contain a waiver ion as against Columbia. Some of the foregoing policies may be d maintained by Processor's Contractor, which policies shall name d Processor as additional insureds and provide Waiver of Subrogation h parties.

Processor shall furnish, on behalf of itself and its Contractor, prior conducting any activity on the Construction Premises, copies of all policies intended to meet the requirements of this Article. Properly Certificates of Insurance may be substituted for insurance policies at such Certificates contain positive statements of compliance with ms of this Agreement which apply to the type of insurance represented certificate. Insurance Policies whose terms expire during the term of

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this Agreement will be renewed or replaced with no gaps in coverage, and evidence of such renewal or replacement will be provided to Columbia under the same conditions as prescribed above.

     ARTICLE VI. INDEMNITY

     6.1 Processor shall indemnify and hold harmless Columbia from and against any and all loss, damage, and liability and from any and all claims for damages on account of or by reason of bodily injury, including death, which may be sustained or claimed to be sustained by any person, including the employees of Processor and of any Contractor or Subcontractor of Processor, and from and against any and all damages to property, including loss of use and including property of Columbia, caused by or arising out of or claimed to have been caused by or to have arisen out of an act or omission of Processor or its agents, employees or Contractors or Subcontractors in connection with the performance of this Agreement, whether or not insured against and Processor shall at its own cost and expense defend any claims, suits, actions, or proceedings, whether groundless or not, which may be commenced against Columbia by reason thereof or in connection therewith, and Processor shall pay any and all judgments which may be recovered in any such actions, claims, proceedings, or suits, and defray any and all expenses, including costs and attorney's fees, which may be incurred in or by reason of such actions, claims, proceedings, or suits, including environmental impairment; provided, however, that the foregoing indemnification will not cover loss, damage, or liability arising from the sole negligence or

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wilful misconduct of Columbia, its agents and employees. Notwithstanding the foregoing, in the event of such actions, claims, proceedings or suits, Columbia shall be entitled, if it so elects, to representation by attorneys of its own selection, at Columbia's sole cost, including attorneys employed by Columbia. The obtaining by Processor of a release or discharge, running to Processor or Columbia or either or both of them, from a property owner for damages resulting from any phase of construction shall not diminish nor affect in any way the rights of Columbia and the obligations of Processor as set forth in this Article
VI. To the extent permitted by law, Processor expressly waives the benefit, for itself and all Contractors and Subcontractors, insofar as the indemnification of Columbia is concerned, of the provisions of any applicable workers' compensation law limiting the tort or other liability of an employer on account of injuries to the employer's employees.

     6.2 Columbia shall indemnify and hold harmless Processor from and against any and all loss, damage and liability, and from any injury, including death, which may be sustained or claimed to be sustained by any person, including the employees of Columbia and of any Contractor or Subcontractor of Columbia and, from and against, any and all damages to property, including loss of use, and including property of Processor, caused by or arising out of or claimed to have been caused by or to have arisen out of the sole negligence of Columbia or its agents, employees or subcontractors.

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     ARTICLE VII. DEFAULT

     7.1 An Event of Default shall be deemed to have occurred under this contract if:

               (a) Processor fails to make due and punctual payments of amounts required to lenders for all loans associated with construction or ownership of the Plant;

               (b) Processor fails to make due and punctual payments of all premiums necessary to assure the coverages required under the terms and conditions of this Agreement to the insurance companies responsible for the respective policies;

               (c) the Plant, or any part thereof, shall be taken upon execution or by other process of law directed against Processor; or

               (d) Processor shall fail to perform any of its other covenants, agreements or terms hereof, and such nonperformance shall continue for a period of twenty (20) days following notice from Columbia.

     7.2 Processor acknowledges and agrees that an Event of Default by Processor, as defined above, will cause irreparable harm and loss to Columbia and that, in addition to any other legal or equitable remedy available to Columbia, such Event of Default shall be the basis for interlocutory equitable relief against Processor. Such interlocutory equitable relief shall be in a form which will allow Columbia, or any entity chosen by Columbia, to complete the

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obligations of Processor herein at the sole risk, liability, cost and expense of
Processor.

     7.3 Columbia, in the Event of Default by Processor, at its sole discretion, may satisfy any and all obligations of Processor connected directly or indirectly with this Agreement, including but not limited to any Event of Default of Processor under this Agreement. Processor agrees to reimburse Columbia the amount paid together with (a) attorneys fees and (b) annual interest at the rate of 15% if this rate is allowed by law, otherwise at the highest rate allowed by law.

     ARTICLE VIII. FORCE MAJEURE

     8.1 Neither Processor nor Columbia shall be held responsible for any losses resulting if the fulfillment of any terms or provisions shall be delayed or prevented wholly or in part by compliance with any law, order or regulation, whether valid or invalid, of any governmental authority or of any person purporting to act therefor or by any act or condition not within the reasonable control of the party whose performance is interfered with and which by the exercise of reasonable diligence said party is unable to prevent, including but not limited to revolutions or other disorders, wars, acts of enemies, embargoes or other import or export restrictions, strikes, lockouts or other industrial disturbances, fires, storms, floods, acts of God or explosions. The settlement of strikes or lockouts shall be entirely within the discretion of the party having the difficulty and such party shall not be required to make settlement of

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strikes or lockouts by acceding to the demands of the opposing party when such course is inadvisable in the discretion of the party having the difficulty. If either party is unable to fulfill the terms and conditions of this Agreement by reason of any such cause as provided in this Article, the party rendered unable to perform hereunder shall give the other party notice in writing as soon as reasonably possible after the occurrence of the cause relied on, setting forth the full particulars in connection therewith, and that parties' obligations shall be suspended during the continuance of any inability so caused but for no longer period, and such cause, so far as possible, shall be remedied with all reasonable dispatch. This Agreement shall not be terminated by reason of any such cause set out above but shall remain in full force and effect.

     ARTICLE IX. MISCELLANEOUS

     9.1 The waiver by either party of any breach of any term, covenant or condition herein contained shall not be deemed to be a waiver of any subsequent term, covenant or condition, whether similar or dissimilar to the term, covenant, or condition which was waived.

     9.2 Notices required or permitted hereunder shall be made to the parties at the following addresses:

          Columbia Gas Transmission Corporation P.O. Box 1273
          Charleston, WV 25325-1273 Attention of Vice President,
                            Volume Management

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          MarkWest Hydrocarbon Partners, Ltd. 5613 DTC Parkway, Suite 400
          Englewood, CO 80111 Attention of Vice President,
                                    Finance

     9.3 Processor agrees that Columbia or its Agents, at all reasonable times, shall have the right to examine or audit the books, accounts and records of Processor to verify compliance with the terms and conditions of this Agreement.

     9.4 This Agreement shall be governed in accordance with the laws of the State of West Virginia.

     9.5 If any sections or provisions of this Agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such sections or provisions shall survive to the extent enforceable and allowed by law, but the illegality or unenforceability of such sections or provisions shall have no effect upon and shall not impair the enforceability of any other Articles or provisions of this Agreement.

     9.6 With the exception of the obligations contained in the indemnity provisions herein, this Agreement terminates 180 days after the obligations of Processor as defined in Paragraph 2.4(c) are completed.

     ARTICLE X. INDEPENDENT CONTRACTOR

     It is mutually agreed that in the performance of any and all actions necessary to perform the duties under the terms and conditions of this Agreement, Processor is an independent contractor, and nothing in this Contract shall be

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construed as creating the relationship of principal and agent, or employer or employee, between Columbia and/or Processor or Processor's agents or employees. Processor shall have no authority to hire any persons on behalf of Columbia, and any and all persons whom it may employ shall be deemed to be solely the employees of Processor. Processor shall have control and management of the work, the selection of employees and the fixing of their hours of labor, and no right is reserved to Columbia to direct or control the manner in which the work is performed, as distinguished from the result to be accomplished. Nothing herein contained shall be construed to authorize Processor to incur any debt, liability or obligation of any nature for or on behalf of Columbia, or for Processor to cause any lien or other encumbrance to be placed on Columbia's property, and Processor shall immediately remove, and indemnify Columbia against, all costs incurred in connection with, any such debt, liability, obligation, lien or other encumbrance, if any arises in contravention hereof.

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     IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year last above written.

                              COLUMBIA GAS TRANSMISSION CORPORATION

                              By:  /s/ Peter J. Kinsella
                              Peter J. Kinsella

                              Title: Vice President, Volume Management

                              MARKWEST HYDROCARBON PARTNERS, LTD. By
                              MarkWest Hydrocarbon, Inc., its
                              general partner

                              By:  Patrick W. Murray
                                   Vice President - Finance

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